EXHIBIT 99.1

CPI Corp.
news for immediate release                                                                FOR RELEASE  December 22, 2009

FOR FURTHER INFORMATION CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri, 63103	TELEPHONE	(314) 231-1575

CPI CORP. ANNOUNCES 2009 THIRD-QUARTER RESULTS

ST. LOUIS, December 22, 2009 – CPI Corp. (NYSE: CPY) today reported results for the third quarter ended November 14, 2009.

•
Comparable same-store sales, excluding impacts of revenue deferral adjustments, foreign currency translation, loyalty program revenue deferral and store closures, decreased 7% versus the prior-year third quarter.

o
Third-quarter PictureMe Portrait Studio® brand comparable store sales, as adjusted, increased 5% year-over-year due, in large part, to the successful  integration and digital conversion of the acquired  studios

o	Third-quarter Sears Portrait Studio brand comparable store sales, as adjusted, decreased 18% year-over-year.

•	Third-quarter Adjusted EBITDA improved to a loss of ($0.6) million versus ($4.8) million in the prior-year period.

•
Third-quarter diluted EPS improved to a loss of ($0.97) compared with a loss of ($2.06) a year ago reflecting the impact of cost reductions and productivity improvements implemented throughout the organization.

•	LTM Adjusted EBITDA improved to $50.8 million from $46.7 million as of the end of the last quarter.

“Overall, we are pleased with our third quarter performance. Although we faced top-line challenges in the quarter, which we are addressing, we significantly improved our financial strength through our continuing productivity and cost control efforts.  We also made considerable progress on several key longer-term initiatives to leverage our expanded digital platform.  During the quarter, even as we reduced costs by more than 12% versus the prior year’s third quarter, we improved customer service levels and the overall value proposition to customers, refined and expanded our customer acquisition and retention programs, and made progress on efforts to develop additional revenue opportunities through expanded services and targeting of additional customer categories,” said Renato Cataldo, president and chief executive officer.

Net sales for the fiscal 2009 third quarter decreased 7%, to $107.3 million from the $115.7 million reported in the 2008 third quarter.  Excluding the negative impacts of net revenue recognition change of ($3.5) million and store closures of ($2.7) million and the positive effect of a shift in the calendar end of the quarter, comparable same-store sales decreased approximately 7%. The calendar adjustment accounts for the shift in the Veteran’s Day week from the fourth quarter in 2008 to the third quarter in 2009.  Veteran’s Day week initiates the holiday season for portrait activity, and therefore, this adjustment was necessary to achieve comparability.

Net sales from PMPS, on a comparable same-store basis, excluding impacts of net revenue recognition change, loyalty program revenue deferral, store closures and other items, totaling $0.9 million, increased 5% in the third quarter of 2009 to $60.7 million from $58.1 million in the third quarter of 2008.  The improved PMPS sales performance for the third quarter was the result of an approximate 25% increase in average sale per customer sitting, offset in part by an approximate 16% decline in the number of sittings.

During the third quarter of 2009, net sales from the Company’s Sears Portrait Studio brand (SPS), on a comparable same-store basis, excluding impacts of net revenue recognition change, loyalty program revenue deferral, store closures and other items, totaling $1.1 million, was $52.9 million, a decrease of 18% from $64.4 million in the third quarter of 2008.  SPS sales performance for the third quarter was the result of a decline of approximately 19% in the number of sittings, offset slightly by an increase of 2% in sales per sitting.

The Company also reported a net loss of ($6.8) million, or ($0.97) per diluted share, for the fiscal 2009 third quarter, versus a net loss of ($13.3) million, or ($2.06) per diluted share, reported for the third quarter of fiscal 2008.  Third-quarter adjusted EBITDA increased to a loss of ($0.6) million versus ($4.8) million in the prior-year period.  The improvements in net income and adjusted EBITDA year-over-year reflect the impact of cost reductions and productivity improvements implemented throughout the organization.

Costs and expenses were $115.4 million in the third quarter of 2009, down significantly from the $131.5 million recorded in the third quarter of 2008.  The Company remains committed to its cost-reduction initiatives and will continue its financial discipline heading into 2010.

Cost of sales, excluding depreciation and amortization expense was $8.0 million in the third quarter of 2009, compared with $11.3 million in the third quarter of 2008.  The decrease is principally attributable to lower overall manufacturing production levels, improved productivity due to lab consolidations, the elimination of film and related shipping costs stemming from the PMPS digital conversion, and decreased overhead costs resulting from the integration of the PMPS operations.

Selling, general and administrative (SG&A) expenses were $99.9 million for the third quarter of 2009, compared with $109.6 million in the third quarter of 2008.  The decrease in SG&A expenses primarily relates to lower studio employment costs due to scheduling improvements and selected operating hour reductions; fiscal 2008 nonrecurring costs associated with the PMPS digital conversion; elimination of duplicative costs in connection with the PMPS integration; reduced employee insurance costs due to lower participation and claims levels; reduced workers’ compensation expense due to improved claims management; and other cost reductions attributable to cost control initiatives, operating efficiencies, lower sales levels and positive exchange rate impacts.  These decreases were offset in part by increases in higher average hourly studio rates in connection with new studio and field initiatives; an increase due to a change in the estimate method used for recognizing advertising cost; and increased host commissions under contractual arrangements.

Depreciation and amortization expense was $6.3 million in the third quarter of 2009, compared with $8.6 million in the third quarter of 2008.  Depreciation expense decreased due to a reduction in expense related to the streamlining of manufacturing facilities as well as certain assets from the SPS digital conversion that have become fully depreciated in fiscal 2009; however, it was offset in part by an increase as a result of the digital equipment purchased for the PMPS digital conversion throughout fiscal 2008.

In the third quarter of 2009, the Company recognized $1.1 million in other charges and impairments, compared with $2.1 million recognized in the third quarter of 2008.  The current-year charges are primarily associated with lab closures.  The prior-year charges are primarily associated with litigation costs, certain fees incurred in connection with the settlement of the previous Sears license agreement, and certain PMPS integration charges, including severance and lab closure costs.

As a result of the improving financial strength of the Company and the early busy season results, subsequent to the end of the third quarter, the Company elected to make a voluntary debt prepayment of $19.0 million toward the $7.0 million required amortization payment due on December 31, 2009 and a portion of its estimated excess cash flow payment due May 7, 2010.

Fourth-Quarter Preliminary Sales Update
The Company’s preliminary net sales for the first five weeks of the fourth quarter, on a comparable same-store point-of-sale basis, excluding the impacts of foreign currency translation, decreased 3% compared with the corresponding period in the prior year.  PMPS and SPS net sales for the first five weeks of the fourth quarter were +5% and –9%, respectively.   Sales comparisons to the prior year have improved in each successive week of the fourth quarter leading up to the holiday, moving from -10% in the first week of the quarter to +5% in the most recent week.

Conference Call/Webcast Information
The Company will host a conference call and audio webcast on Tuesday, December 22, 2009, at 10:00 a.m. Central time to discuss the financial results and provide a Company update.  To participate on the call, please dial 800-901-5259 or 617-786-4514 and reference passcode 84576601 at least five minutes before start time.

The webcast can be accessed on the Company’s own site at http://www.cpicorp.com as well as http://www.earnings.com.  To listen to a live broadcast, please go to these websites at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.  A replay will be available on the above websites as well as by dialing 888-286-8010 or 617-801-6888 and providing passcode 11175376.  The replay will be available through January 5 by phone and for 30 days on the Internet.

CPI Corp. uses the Investor Relations page of its website at http://www.cpicorp.com to make information available to its investors and the public.  You can sign up to receive e-mail alerts whenever the Company posts new information to the website.

About CPI Corp.
For more than 60 years, CPI Corp. (NYSE: CPY) has been dedicated to helping customers conveniently create cherished photography portrait keepsakes that capture a lifetime of memories.  Headquartered in St. Louis, Missouri, CPI Corp. provides portrait photography services at approximately 3,000 locations in North America, principally in Sears and Walmart stores.  CPI’s conversion to a fully digital format allows its studios to offer unique posing options, creative photography selections, a wide variety of sizes and an unparalleled assortment of enhancements to customize each portrait – all for an affordable price.

Forward-Looking Statements
The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  The Company identifies forward-looking statements by using words such as “preliminary,” “plan,” “expect,” “looking ahead,” “anticipate,” “estimate,” “believe,” “should,” “intend” and other similar expressions.  Management wishes to caution the reader that these forward-looking statements, such as the Company’s outlook for portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing the Company.  Such risks include, but are not limited to: the Company's dependence on Sears and Walmart, the approval of the Company’s business practices and operations by Sears and Walmart, the termination, breach, limitation or increase of the Company's expenses by Sears under the license agreements, or Walmart under the lease and license agreements, customer demand for the Company's products and services, the economic recession and resulting decrease in consumer spending, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company's photographs, widespread equipment failure, compliance with debt covenants, high level of indebtedness, implementation of marketing and operating strategies, outcome of litigation and other claims, impact of declines in global equity markets to pension plan and impact of foreign currency translation.  The risks described above do not include events that the Company does not currently anticipate or that it currently deems immaterial, which may also affect its results of operations and financial condition.  The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW….

CPI CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)

	16 Weeks	Vs	16 Weeks	40 Weeks	Vs	40 Weeks
	November 14, 2009		November 8, 2008	November 14, 2009		November 8, 2008

Net sales	$107,286		$115,688	$282,130		$308,619

Cost and expenses:
Cost of sales (exclusive of depreciation and
amortization shown below)	8,032		11,288	21,643		31,412
Selling, general and administrative expenses	99,940		109,551	245,480		269,761
Depreciation and amortization	6,320		8,616	17,913		21,673
Other charges and impairments	1,144		2,093	3,751		4,946
	115,436		131,548	288,787		327,792

Income (loss) from continuing operations	(8,150)		(15,860)	(6,657)		(19,173)

Interest expense	2,542		3,866	5,961		6,753

Interest income	130		87	370		567

Other income (expense), net	236		56	253		59

Loss from continuing operations
before income tax benefit	(10,326)		(19,583)	(11,995)		(25,300)

Income tax benefit	(3,524)		(6,508)	(4,094)		(8,727)

Net loss from continuing operations	(6,802)		(13,075)	(7,901)		(16,573)

Net loss from discontinued operations
net of income tax benefit	-		(266)	-		(625)

Net loss	$(6,802)		$(13,341)	$(7,901)		$(17,198)

Net loss per common share - diluted
From continuing operations	$(0.97)		$(2.02)	$(1.13)		$(2.56)
From discontinued operations	0.00		(0.04)	0.00		(0.10)
Net loss - diluted	$(0.97)		$(2.06)	$(1.13)		$(2.66)

Net loss per common share - basic
From continuing operations	$(0.97)		$(2.02)	$(1.13)		$(2.56)
From discontinued operations	0.00		(0.04)	0.00		(0.10)
Net loss - basic	$(0.97)		$(2.06)	$(1.13)		$(2.66)

Weighted average number of common and
common equivalent shares outstanding:
Diluted	7,004		6,479	6,988		6,467

Basic	7,004		6,479	6,988		6,467

MORE...

CPI CORP.
CONSOLIDATED BALANCE SHEETS
NOVEMBER 14, 2009 AND NOVEMBER 8, 2008
(In thousands)

	November 14, 2009	November 8, 2008
Assets

Current assets:
Cash and cash equivalents	$8,286	$8,176
Other current assets	55,170	50,439
Net property and equipment	37,759	63,424
Intangible assets	61,108	62,561
Other assets	18,973	22,944

Total assets	$181,296	$207,544

Liabilities and stockholders' equity

Current liabilities	$86,437	$76,268
Long-term debt obligations	75,458	104,866
Other liabilities	25,994	32,618
Stockholders' equity	(6,593)	(6,208)

Total liabilities and stockholders' equity	$181,296	$207,544

CPI CORP.
ADDITIONAL CONSOLIDATED OPERATING INFORMATION
(In thousands)

	16 Weeks	Vs.	16 Weeks	40 Weeks	Vs.	40 Weeks
	November 14, 2009		November 8, 2008	November 14, 2009		November 8, 2008

Capital expenditures	$2,274		$6,210	$4,508		$31,198

EBITDA is calculated as follows:
Net loss from continuing operations	$(6,802)		$(13,075)	$(7,901)		$(16,573)
Income tax benefit	(3,524)		(6,508)	(4,094)		(8,727)
Interest expense	2,542		3,866	5,961		6,753
Depreciation and amortization	6,320		8,616	17,913		21,673
Other non-cash charges	180		253	596		637

EBITDA (1) & (5)	$(1,284)		$(6,848)	$12,475		$3,763

Adjusted EBITDA (2)	$(603)		$(4,756)	$15,347		$8,709

EBITDA margin (3)	-1.20%		-5.92%	4.42%		1.22%

Adjusted EBITDA margin (4)	-0.56%		-4.11%	5.44%		2.82%

(1)
EBITDA represents net earnings from continuing operations before interest expense, income taxes, depreciation and amortization and other non-cash charges. EBITDA is included because it is one liquidity measure used by certain investors to determine a company's ability to service its indebtedness.  EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.

(2)	Adjusted EBITDA is calculated as follows:

EBITDA	$(1,284)	$(6,848)	$12,475	$3,763
EBITDA adjustments:
Costs associated with PMPS acquisition	914	1,247	1,645	2,296
Translation gain	(283)	-	(283)	-
Proxy contest fees	(73)	-	904	-
Litigation costs	104	119	532	882
Sears contract settlement costs	-	689	-	1,667
Other	19	37	74	101

Adjusted EBITDA	$(603)	$(4,756)	$15,347	$8,709

(3) EBITDA margin represents EBITDA, as defined in (1), stated as a percentage of sales.

(4) Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (2), stated as a percentage of sales.
(5) As required by the SEC's Regulation G, a reconciliation of EBITDA, a non-GAAP liquidity measure, with the most directly comparable GAAP liquidity measure, cash flow from continuing operations follows:

	16 Weeks	Vs.	16 Weeks	40 Weeks	Vs.	40 Weeks
	November 14, 2009		November 8, 2008	November 14, 2009		November 8, 2008

EBITDA	$(1,284)		$(6,848)	$12,475		$3,763
Income tax benefit	3,524		6,508	4,094		8,727
Interest expense	(2,542)		(3,866)	(5,961)		(6,753)
Adjustments for items not requiring cash:
Deferred income taxes	(3,915)		(7,034)	(4,452)		(9,753)
Deferred revenues and related costs	5,264		2,508	6,078		(279)
Other, net	2,574		1,666	2,475		2,680
Decrease (increase) in current assets	(8,410)		(9,174)	(11,537)		(5,224)
Increase (decrease) in current liabilities	2,417		7,500	(2,932)		(5,839)
Increase (decrease) in current income taxes	250		252	(98)		(440)

Cash flows from continuing operations	$(2,122)		$(8,488)	$142		$(13,118)

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